Exhibit 99.1

October 12, 2010

ANNOUNCEMENT NO: 32

GN ReSound has Updated the Proposal to Acquire Otix Global, Inc.

GN ReSound A/S has today submitted an updated proposal to the board of directors of Otix Global, Inc., an American hearing aid company listed on NASDAQ, to acquire the company for a total amount of USD 64.2 million (equal to around DKK 345 million) corresponding to USD 11 per share.

The acquisition of Otix Global, Inc. represents an interesting opportunity for GN ReSound and will secure a strong position for GN ReSound in the Australian hearing aid market and complement GN ReSound’s strong presence in the US.

Please see company announcement no. 31 from September 20, 2010 for further details.

For further information, please contact:

Mikkel Danvold
Director, IR & Communications

GN Store Nord A/S
Tel: +45 45 75 02 71